Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES THIRD QUARTER 2017 CONSOLIDATED FINANCIAL RESULTS

November 8, 2017 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its consolidated financial results for the third quarter (“Q3”) and nine months ended September 30, 2017.
Third Quarter 2017 Summary

•	Total cash balance, including restricted cash, of $14.1 million as of September 30, 2017

•	Revenue of $22.5 million, compared to $33.0 million in Q3 2016

•	Gross profit of $1.5 million, or 6.6% of revenues, compared to $1.4 million, or 4.2% of revenues, in Q3 2016

•	Adjusted gross profit, a non-GAAP measure, of $4.3 million, or 19.1% of revenues, compared to $5.5 million, or 16.7% of revenues, in Q3 2016

•	Net loss attributable to the Corporation of $(13.8) million, compared to $(17.4) million in Q3 2016

•	Adjusted EBITDA, a non-GAAP measure, of $(1.2) million, or -5.1% of revenues, compared to $(0.1) million, or -0.4% of revenues, in Q3 2016

•	Contracted backlog of $52.5 million through 2018 and $111.4 million of bids outstanding as of September 30, 2017
Jeff Hastings, Chairman and CEO of SAE, commented, “In the third quarter, we continued to manage a very difficult business environment due to persistent low levels of exploration spending. While overall revenue was up sequentially when compared to the second quarter of this year, global seismic activity remains sharply lower than in prior years. Moreover, pricing on new projects continues to be less favorable, and indecision on approving new projects continues to hamper our visibility on new business prospects. While we are encouraged by the gradual improvement in commodity prices, and our continuing dialogue with core customers regarding future project opportunities, we expect any meaningful turn in the cycle to take time before we experience increased activity and corresponding revenue.”
Mr. Hastings continued, “Given where our contracted backlog currently stands, we expect the fourth quarter to be relatively inactive as we prepare for the upcoming winter season in Alaska and Canada at the beginning of next year. Looking further into next year, we believe the revenue from a combination of projects in Colombia, which is proving to be a bright spot on the back of the long-term agreement we signed with Hocol earlier this year, and Alaska and Canada, will be sufficient to support our improving cost structure. Additionally, activity

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levels in the ocean-bottom marine market continue to be robust. While a very competitive market, any new marine project awards would represent meaningful upside to our outlook. We are also encouraged by conversations with specific customers regarding unique opportunities involving potential strategic agreements and new, innovative technology, which we believe could add additional competitive advantages to our differentiated business model. Equally important, we remain hopeful that we will receive and ultimately monetize our remaining Alaskan tax credits, although the timing of both remains uncertain. We continue to engage in constructive dialogue with potential purchasers of tax credits as the state of Alaska works through the regulations that will implement the new legislation passed a few months ago that may re-open the secondary market.”
Mr. Hastings concluded, “We remain fervently focused on positioning SAE to adapt and become more competitive during this cycle, as evidenced by our recent transactions to extend the maturity of our $30 million senior term loan to 2020 and replace our revolving credit facility. We are also committed to creating and implementing a more sustainable solution to our capital structure – specifically, one that right sizes our balance sheet while providing the opportunity to generate long-term upside for our equity in a broader market recovery. As we continue to transition the company, both financially and structurally, we remain dedicated to serving our valued customers with our differentiated business model and proven operational strategy.”
Third Quarter 2017 Financial Results
Revenues decreased 32.0% to $22.5 million from $33.0 million in Q3 2016, primarily due to a decrease in revenue from South America, which was primarily impacted by a large project in Bolivia during Q3 2016 not being repeated in the same period this year, partially offset by a year-over-year increase in smaller projects in Colombia. Activity levels in all jurisdictions continue to be impacted by poor market conditions due to a sustained low commodity price environment and continued uncertainty regarding the outlook for the oil and gas industry.
Gross profit increased 6.9% to $1.5 million, or 6.6% of revenues, from $1.4 million, or 4.2% of revenues, in Q3 2016. Gross profit for Q3 2017 and Q3 2016 included depreciation expense of $2.8 million and $4.1 million, respectively. Gross profit excluding depreciation expense, or adjusted gross profit, which is a non-GAAP measure that is defined and calculated below, for Q3 2017 was $4.3 million, or 19.1% of revenues, compared to $5.5 million, or 16.7% of revenues, in Q3 2016. The year-over-year improvement in gross profit during Q3 2017 was primarily due to increased efficiency in project execution in South America and decreased depreciation expense from the sale of ocean bottom nodal equipment in the fourth quarter of 2016.
Selling, general and administrative (“SG&A”) expenses during the quarter decreased 13.2% to $6.0 million, or 26.8% of revenues, from $6.9 million, or 21.0% of revenues, in Q3 2016. The decrease in SG&A expenses was primarily due to lower revenue in Q3 2017 compared to the same period last year. However, this was partially offset by an increase in non-cash share-based compensation expense in Q3 2017. During Q3 2017 and Q3 2016, there were approximately $0.6 million and $1.3 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Loss before income taxes was $(11.9) million during the quarter, compared to $(16.3) million in Q3 2016. The decrease in loss before income taxes was largely due to an increase in primarily unrealized foreign currency gains in Canada and Brazil and a decrease in debt restructuring costs compared to Q3 2016. During Q3 2017, other expense also included, among other items, $7.5 million of interest expense, of which, approximately $4.4 million was non-cash amortization of loan issuance costs and $0.4 million was interest that was paid in-kind.

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Net loss attributable to the Corporation for the quarter was $(13.8) million, or $(1.46) per diluted share, compared to $(17.4) million, or $(2.62) per diluted share, on a reverse split-adjusted basis, in Q3 2016. Net loss was impacted by a number of factors during Q3 2017, including:

•	Higher foreign currency gains primarily related to unrealized transactions in Canada and Brazil;

•	A decrease in costs incurred on debt restructurings of $2.7 million; and

•	Lower SG&A expenses due to lower revenue; partially offset by

•	Higher foreign currency losses due to trade and foreign currency exposure on a project in Nigeria.
Adjusted EBITDA, which is a non-GAAP measure and is defined and calculated below, was $(1.2) million during the quarter, or -5.1% of revenues, compared to $(0.1) million, or -0.4% of revenues, in Q3 2016.
Capital expenditures for the third quarter in both 2017 and 2016 were $0.1 million. The low level of capital expenditures in both periods was primarily due to the continuation of unfavorable conditions in the oil and gas industry, which presented limited to no growth opportunities requiring capital expenditures.
Year-to-Date 2017 Financial Results
Revenues decreased 32.2% to $122.2 million from $180.2 million in the first nine months of 2016. Year-to-date 2017 revenues decreased significantly in North and South America due to a decrease in active projects in these regions compared to the prior period. In Alaska, the decrease in activity was mainly due to changes in state legislation that created uncertainty at the customer level with respect to their capital spending plans. The year-over-year decrease in revenue in South America was largely attributable to a large project in Bolivia in the first nine months of 2016 compared to limited activity in Bolivia during the same period in 2017. The overall decrease in year-to-date 2017 revenue was partially offset by a large increase in activity in West Africa from an ocean-bottom marine project that was completed during the first quarter of 2017. Activity in Canada during the first nine months of 2017 improved marginally compared to the same period in 2016.
Gross profit decreased 42.1% to $25.6 million, or 20.9% of revenues, from $44.2 million, or 24.5% of revenues, in the first nine months of 2016. Year-to-date gross profit in 2017 and 2016 included depreciation expense of $9.0 million and $12.5 million, respectively. Excluding depreciation expense, adjusted gross profit for the first nine months of 2017 was $34.6 million, or 28.3% of revenues, compared to $56.7 million, or 31.5% of revenues, in the first nine months of 2016. The decrease in gross profit was primarily related to the decrease in revenue from a reduction in the number of active projects in the first nine months of 2017 compared to the same period in 2016 and increased pricing pressure due to a continued depressed oil and gas market which has resulted in tightening margins. This was partially offset by a decrease in depreciation expense resulting from the sale of some ocean-bottom nodal recording equipment in the fourth quarter of 2016 and an increase in revenue from West Africa.
SG&A expenses decreased 9.6% to $18.9 million, or 15.4% of revenues, from $20.9 million, or 11.6% of revenues, in the first nine months of 2016. The decrease in SG&A expenses was primarily due to a decrease in revenue and a decrease in severance costs partially offset by an increase in stock-based compensation expense. During the first nine months of 2017 and 2016, there were approximately $2.1 million and $2.4 million, respectively, of non-recurring or non-cash expenses included in SG&A.

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Income (loss) before income taxes was $(18.7) million, compared to $4.7 million in the first nine months of 2016. The decrease in income before income taxes was largely due to a meaningful increase in other expense. During the first nine months of 2017, other expense included, among other items, approximately $24.4 million of interest expense, of which approximately $14.9 million was non-cash amortization of loan issuance costs and $4.8 million of interest that was paid in-kind. Also included in year-to-date 2017 other expense was a $0.7 million foreign exchange loss, compared to a $2.1 million foreign exchange gain in the same period last year.
Provision for income taxes was $4.2 million, compared to $4.6 million during the first nine months of 2016. The decrease in provision for income taxes was primarily due to fluctuations in earnings among the various jurisdictions in which the company operates, decreases in permanent tax differences, offset by increases in deferred tax valuation allowances related to U.S. losses and net operating loss carryforwards available to be used in future periods.
Net loss attributable to the Corporation was $(24.8) million, or $(2.65) per diluted share, compared to $(2.9) million, or $(1.26) per diluted share, in the first nine months of 2016. Net loss attributable to the Corporation in the first nine months of 2017 was impacted by a number of factors, including:

•	Lower gross profit as a result of decreased revenues;

•	Higher interest expense, primarily attributable to amortization of loan issuance costs;

•	Decrease in gains on foreign currency transactions due to large gains in 2016 related to the strengthening U.S. dollar during that time period;

•	Increase in foreign currency loss due to trades and foreign currency exposure on a project in Nigeria; and

•	Proportionately higher provision for income taxes; partially offset by

•	Lower SG&A expenses due to lower revenue; and

•	Decrease in costs of debt restructuring of $5.0 million.
Year-to-date Adjusted EBITDA decreased 53.5% to $17.8 million, or 14.5% of revenues, from $38.3 million, or 21.2% of revenues, in the first nine months of 2016.
Capital expenditures in the first nine months of 2017 were $2.3 million, compared to $0.8 million in the first nine months of 2016. Year-to-date 2017 capital expenditures primarily related to the remaining cash payments for the purchase of a set of vibrators in the fourth quarter of 2016, as well as the purchase of additional camp equipment and vibrators in the first quarter of 2017. Given the state of the industry and the significant reduction in oil and gas activity by exploration and production companies, any significant investment in capital expenditures, particularly in large equipment purchases, is highly unlikely until the broader market demonstrates a consistent and sustainable recovery. Therefore, based on current market conditions, SAE expects its total capital expenditures for 2017 will be under $5.0 million.
On September 30, 2017, cash and cash equivalents totaled $13.5 million, working capital was $14.7 million, total debt at face value, excluding net unamortized premiums or discounts, was $121.9 million, and total stockholders’ equity was $15.3 million.
Contracted Backlog

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As of September 30, 2017, SAE’s backlog was $52.5 million. Bids outstanding on the same date totaled $111.4 million. The entire backlog was comprised of land-based projects, with 62% in South America and the remainder in North America. SAE currently expects to complete approximately 13% of the projects in its backlog on September 30, 2017 during the fourth quarter of 2017, with the balance expected to be performed during 2018.
The estimations of realization from the backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Investor Conference Call
SAE will host a conference call on Thursday, November 9, 2017 at 10:00 a.m. Eastern Time to discuss its consolidated financial results for the third quarter and nine months ended September 30, 2017. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (toll). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from

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those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4400
rabney@saexploration.com

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue from services	$22,452	$32,994	$122,180	$180,196
Cost of services excluding depreciation and amortization expense	18,172	27,469	87,575	123,500
Depreciation and amortization expense included in cost of services	2,809	4,149	9,007	12,520
Gross profit	1,471	1,376	25,598	44,176
Selling, general and administrative expenses	6,005	6,920	18,880	20,879
Income (loss) from operations	(4,534)	(5,544)	6,718	23,297
Other income (expense):
Costs incurred on debt restructuring	(208)	(2,891)	(208)	(5,225)
Interest expense, net	(7,496)	(7,493)	(24,415)	(15,554)
Foreign exchange gain (loss), net	341	(322)	(695)	2,116
Other income (expense), net	2	(1)	(83)	20
Total other expense, net	(7,361)	(10,707)	(25,401)	(18,643)
Income (loss) before income taxes	(11,895)	(16,251)	(18,683)	4,654
Provision for income taxes	1,950	1,146	4,175	4,550
Net income (loss)	(13,845)	(17,397)	(22,858)	104
Less: net income (loss) attributable to non-controlling interest	(75)	15	1,972	3,021
Net loss attributable to the Corporation	$(13,770)	$(17,412)	$(24,830)	$(2,917)

Basic and diluted loss per share:
Weighted average basic shares outstanding	9,405,163	6,639,503	9,374,244	2,315,189
Loss per share – basic	$(1.460)	$(2.620)	$(2.650)	$(1.260)
Weighted average diluted shares outstanding	9,405,163	6,639,503	9,374,244	2,315,189
Loss per share – diluted	$(1.460)	$(2.620)	$(2.650)	$(1.260)

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2017	December 31, 2016
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$13,537	$11,460
Restricted cash	535	536
Accounts receivable, net of allowance for doubtful accounts of $12 at September 30, 2017 and December 31, 2016	45,926	69,721
Deferred costs on contracts	208	8,644
Prepaid expenses	4,106	1,977
Deferred loan issuance costs, net	6,859	—
Total current assets	71,171	92,338
Property and equipment, net of accumulated depreciation of $70,646 and $61,444 at September 30, 2017 and December 31, 2016, respectively	35,597	42,759
Intangible assets, net of accumulated amortization of $708 and $635 at September 30, 2017 and December 31, 2016, respectively	701	721
Goodwill	1,844	1,711
Deferred loan issuance costs, net	—	20,856
Accounts receivable, noncurrent, net of allowance for doubtful accounts of $0 at September 30, 2017 and December 31, 2016	43,961	37,984
Deferred income tax assets	5,165	5,122
Other assets	182	164
Total assets	$158,621	$201,655
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,308	$9,301
Accrued liabilities	8,492	12,750
Income and other taxes payable	10,430	15,605
Borrowings under credit facility	4,207	5,844
Borrowings under senior loan facility	29,995	—
Current portion of capital leases	—	56
Deferred revenue	—	7,975
Total current liabilities	56,432	51,531
Borrowings under senior loan facility	—	29,995
Second lien notes, net of net unamortized premium (discount) of $70 and $96 at September 30, 2017 and December 31, 2016, respectively	85,059	80,238
Senior secured notes, net of unamortized deferred loan issuance costs of $29 and $42 at September 30, 2017 and December 31, 2016, respectively	1,843	1,830
Total liabilities	143,334	163,594
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 authorized shares and none outstanding	—	—
Common stock, $0.0001 par value, 55,000,000 shares authorized, and 9,424,534 and 9,358,529 outstanding at September 30, 2017 and December 31, 2016, respectively	1	1
Additional paid-in capital	133,465	131,816

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Treasury stock	(113)	—
Accumulated deficit	(117,380)	(92,550)
Accumulated other comprehensive loss	(5,256)	(4,822)
Total stockholders’ equity attributable to the Corporation	10,717	34,445
Non-controlling interest	4,570	3,616
Total stockholders’ equity	15,287	38,061
Total liabilities and stockholders’ equity	$158,621	$201,655

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UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income (loss)	$(13,845)	$(17,397)	$(22,858)	$104
Foreign currency translation gain (loss)	(362)	289	(434)	(695)
Total comprehensive loss	(14,207)	(17,108)	(23,292)	(591)
Less: comprehensive income (loss) attributable to non-controlling interest	(75)	15	1,972	3,021
Total comprehensive loss attributable to the Corporation	$(14,132)	$(17,123)	$(25,264)	$(3,612)

UNAUDITED CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	%	2016	%	2017	%	2016	%

North America	$2,723	12.1%	$734	2.2%	$50,518	41.3%	$81,739	45.3%
South America	19,729	87.9%	32,111	97.3%	32,224	26.4%	96,723	53.7%
Southeast Asia	—	—	149	0.5%	4,266	3.5%	1,734	1.0%
West Africa	—	—	—	—	35,172	28.8%	—	—
Total revenue	$22,452	100%	$32,994	100%	$122,180	100%	$180,196	100%

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus depreciation and amortization, plus interest expense, plus income taxes, plus share-based compensation, plus (gain) loss on disposal of property and equipment, plus costs incurred on debt restructuring, plus foreign exchange (gain) loss, and plus non-recurring one-time expenses. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate

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EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted EBITDA, a non-GAAP measure, from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income (loss)	$(13,845)	$(17,397)	$(22,858)	$104
Depreciation and amortization (1)	2,900	4,271	9,300	12,909
Interest expense, net	7,496	7,493	24,415	15,554
Provision for income taxes	1,950	1,146	4,175	4,550
Share-based compensation (2)	384	273	1,649	616
(Gain) loss on disposal of property and equipment, net (3)	12	212	(71)	(38)
Costs incurred on debt restructuring (4)	208	2,891	208	5,225
Foreign exchange (gain) loss, net (5)	(341)	322	695	(2,116)
Non-recurring expenses (6)(7)	81	651	261	1,460
Adjusted EBITDA	$(1,155)	$(138)	$17,774	$38,264

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended September 30, 2017 and 2016 in the amount of $91 and $122, respectively, and during the nine months ended September 30, 2017 and 2016 in the amount of $293 and $389, respectively.
(2)    Share-based compensation primarily relates to the non-cash value of stock options and restricted stock awards granted to the company’s employees and directors.
(3)    (Gain) loss on disposal of property and equipment, net, is primarily the impact of sale of equipment.
(4)    Costs were incurred related to debt restructurings in 2016 and 2017.
(5)    Foreign exchange (gain) loss, net, includes the effect of both realized and unrealized foreign exchange transactions.
(6)    Non-recurring expenses in 2017 primarily consist of severance payments incurred at the company’s Peru and Alaska locations and various non-operating expenses incurred at the corporate location.
(7)    Non-recurring expenses in 2016 primarily consist of severance payments incurred at the company’s Peru, Colombia, Canada, and Alaska locations, payments related to tax services provided in connection with the debt restructuring in 2016, and various non-operating expenses incurred at the corporate and Peru locations.

UNAUDITED RECONCILIATION OF GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT
(In thousands)

We use an adjusted form of gross profit to measure period over period performance, which is not derived in accordance with GAAP. Adjusted Gross Profit is defined as gross profit plus depreciation and amortization expense related to the cost of services. Our management uses Adjusted Gross Profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

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The term Adjusted Gross Profit is not defined under GAAP, and we acknowledge that it is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for gross profit calculated in accordance with GAAP. In addition, our calculation of Adjusted Gross Profit may not be comparable to gross profit or similarly titled measures utilized by other companies since such other companies may not calculate adjusted gross profit in the same manner. Further, the results presented by Adjusted Gross Profit cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted Gross Profit, a non-GAAP measure, from gross profit, the most directly comparable GAAP financial measure, is provided in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Gross profit as presented	$1,471	$1,376	$25,598	$44,176
Depreciation and amortization expense included in cost of services (1)	2,809	4,149	9,007	12,520
Adjusted gross profit	$4,280	$5,525	$34,605	$56,696

(1) Depreciation and amortization expense included in cost of services includes depreciation and amortization on equipment used in operations.

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